Exhibit 99.1

Michael G. Bazinet	Mark A. Rozelle
Media Relations	Investor Relations
(800) 878-0549	(203) 622-3520
UST REPORTS THIRD QUARTER 2005 DILUTED EPS OF $.80;
REAFFIRMS 2005 DILUTED EPS GUIDANCE OF $3.20 - $3.25;
PROVIDES 2006 GUIDANCE BASED ON ENHANCED LOYALTY
STRATEGY FOR MOIST SMOKELESS TOBACCO
GREENWICH, Conn., Oct. 27, 2005 – UST Inc. (NYSE: UST) today announced that for the third quarter ended Sept. 30, 2005, net sales decreased 1.1 percent to $456.8 million, operating income decreased 4.0 percent to $223.2 million, net earnings decreased 0.6 percent to $132.2 million and diluted earnings per share were comparable to the prior year period of $.80.
The company also reaffirmed 2005 guidance for the year in the range of $3.20 to $3.25. Fourth quarter 2005 consolidated operating income is expected to be up slightly, year over year. Net earnings will be positively impacted by lower interest expense and lower income taxes.
“While robust growth continues in our wine business and growth in the moist smokeless tobacco category has exceeded historical trend levels as a result of our initiatives, it is clear that our premium moist smokeless tobacco can sales are not where we need them to be to sustain earnings growth,” said Vincent A. Gierer, Jr., UST chairman and chief executive officer. “Plans are currently being implemented to stabilize premium unit volume in 2006 and set the business back on track for continued growth. These plans will require significant resources, which will result in a preliminary forecast for 2006 diluted earnings per share of $3.00 to $3.14. We will provide more guidance on our forecast as well as details on these plans at our annual investor’s conference on December 14, 2005.”
The third quarter 2005 net sales comparison versus the year-ago period was impacted by lower net premium can sales and changes in product mix for moist smokeless tobacco, partially offset by higher selling prices for premium moist smokeless tobacco products and higher wine case sales.
The third quarter 2005 consolidated gross margin decreased 3.1 percent versus the year-ago period, to $346.3 million. The gross margin for the Smokeless Tobacco segment declined 4.8 percent, as changes in the product mix and higher product costs, including a charge for the tobacco quota buyout legislation passed by Congress late last year, were partially offset by increased selling prices. The gross margin for the Wine segment increased 17.8 percent due primarily to higher premium case sales.
Selling, advertising and administrative expenses declined 1.3 percent compared to the year-ago quarter. Direct and indirect selling expenses for smokeless tobacco and wine were stable, while overall administrative expenses declined.

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Interest expense during the third quarter declined 39.7 percent versus the previous period due to the repayment of $300 million of senior notes upon maturity in March 2005.
The company repurchased 1.2 million shares at a cost of $50 million during the quarter and 3.2 million shares at a cost of $150 million for the year-to-date period ended Sept. 30, 2005.
For the nine-month period ended Sept. 30, 2005, net sales increased 1.3 percent to $1.38 billion, operating income decreased 5.2 percent to $651.9 million, net earnings decreased 3.0 percent to $390.6 million and diluted earnings per share decreased 2.9 percent to $2.35 compared to the corresponding 2004 period.
Nine-month 2005 results included a pretax charge of $12.5 million ($.04 per diluted share), recorded in connection with the settlement of certain states’ indirect purchaser antitrust actions, which were more than offset by a lower than expected effective tax rate due to the net reversal of $8.7 million ($.05 per diluted share) of income tax accruals, net of federal benefit.
Nine-month 2004 results included a lower than expected effective tax rate due to the net reversal of $20 million ($.12 per diluted share) of income tax accruals, net of federal benefit, partially offset by a loss of $7.2 million ($.04 per diluted share) from discontinued operations associated with the transfer of the company’s cigar business.
Smokeless Tobacco Segment
Lower moist smokeless tobacco net can sales and changes in product mix, partially offset by higher selling prices, led to a 3.3 percent decrease in third quarter 2005 Smokeless Tobacco segment net sales to $383.4 million. Moist smokeless tobacco net can sales declined 3.1 percent to 156.3 million. Premium net can sales declined 6.2 percent to 134.5 million, while price value net can sales increased 22.7 percent to 21.8 million. Operating profit for the segment declined 5.7 percent to $216.5 million.
“Despite continued accelerated category growth, recent economic conditions combined with strong sub-price value growth has resulted in a weakening of premium volume trends,” said Murray S. Kessler, president of USSTC. “We are modifying our strategy to dramatically enhance our adult consumer loyalty efforts through significantly increased levels of promotional spending and other price-focused initiatives in those areas where premium can sales are being most negatively impacted. This strategy is expected to stabilize premium unit volume in 2006.”
Smokeless Tobacco segment nine-month 2005 net sales decreased 0.8 percent to $1.17 billion on a 2.2 percent decline in moist smokeless tobacco net can sales to 471.9 million. Premium net can sales declined 4.7 percent to 409.2 million and price value net can sales increased 17.7 percent to 62.7 million. The company estimates that approximately 3.7 million premium cans were shifted from the first quarter 2005 to the fourth quarter 2004 as wholesale and retail customers increased inventories in advance of the January 1, 2005 price increase for premium products. Operating profit for the segment declined 6.6 percent to $636.1 million, which included a pretax charge of $12.5 million recorded in connection with the settlement of certain states’ indirect purchaser antitrust actions.

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U.S. Smokeless Tobacco Company’s Retail Activity Data Share & Volume Tracking System (RAD-SVT), measuring shipments to retail for the 26-week period ended Sept. 3, 2005, on a can-volume basis, indicates total category shipments increased 4.3 percent and USSTC’s shipments decreased 1.6 percent versus the year-ago period. The premium segment declined 5.2 percent, with USSTC’s premium shipments down 4.6 percent. The value segments, including price value and sub-price value increased 25.3 percent, with USSTC’s price value shipments up 20.9 percent during the same period. USSTC’s total share declined 4.0 percentage points to 65.5 percent.
RAD-SVT information is being provided as an indication of current domestic moist smokeless tobacco industry trends from wholesale to retail and is not intended as a basis for measuring the company’s financial performance. Because RAD-SVT records shipments from wholesale to retail, the data can vary significantly from the company’s actual results which are reported as net shipments to wholesale. Other factors that may result in variation include differences in time periods measured and new product introductions and promotions.
Wine Segment
Wine segment third quarter 2005 net sales increased 11.2 percent to $63.2 million on a 13.9 percent increase in premium case sales to 1.0 million. Operating profit increased 54.8 percent to $9.5 million versus the corresponding 2004 period.
Wine segment nine-month 2005 net sales increased 15.4 percent to $173.5 million on a 15.6 percent increase in premium case sales to 2.9 million versus the corresponding 2004 period, and operating profit advanced 34.6 percent to $24.6 million.
“Our wine business continues to generate strong operating profit growth,” said Gierer. “Based on current performance as well as what we believe are outstanding prospects for this business going forward, we have determined it is in the best interest of the company to stay in the wine business for the foreseeable future.”
A conference call is scheduled for 11 a.m. Eastern time today to discuss the quarterly results. To listen to the call, please visit www.ustinc.com. A 14-day playback is available by calling 1-888-286-8010 or 617-801-6888, code #85698141 or by visiting the website.
UST Inc. is a holding company for its principal subsidiaries: U.S. Smokeless Tobacco Company and International Wine & Spirits Ltd. U.S. Smokeless Tobacco Company is the leading producer and marketer of moist smokeless tobacco products including Copenhagen, Skoal, Rooster, Red Seal and Husky. International Wine & Spirits Ltd. produces and markets premium wines sold nationally through the Chateau Ste. Michelle, Columbia Crest, Conn Creek and Villa Mt. Eden wineries, as well as sparkling wine produced under the Domaine Ste. Michelle label.
All statements, other than statements of historical facts, which address activities or actions that the company expects or anticipates will or may occur in the future, and other such matters are forward-looking statements. To take advantage of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, the company is identifying certain factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the company.
Any one, or a combination, of factors could materially affect the results of the company’s operations. These factors include competitive pressures, changes in consumer preferences, wholesaler ordering patterns, consumer acceptance of new product introductions and other marketing and sales initiatives, uncertainties associated with ongoing and future litigation, legal and regulatory initiatives (including those described under Items 1 and 3 of the company’s most recent Annual Report

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on Form 10-K, current reports on Form 8-K, and quarterly reports on form 10-Q filed thereafter) and conditions in the capital markets. Forward-looking statements made by the company are based on the knowledge of its business and the environment in which it operates as of the date on which the statements were made. Because of the factors listed above, as well as other factors beyond the control of the company, actual results may differ from those in the forward-looking statements. The company undertakes no duty to update.
(CONSOLIDATED UNAUDITED RESULTS ARE ATTACHED)
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UST Inc.
CONSOLIDATED SALES AND EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	Third Quarter
	2005	2004	% Change
Net sales	$456,830	$462,023	- 1.1

Costs and expenses
Cost of products sold	110,511	104,689	+ 5.6
Selling, advertising and administrative	123,121	124,789	- 1.3

Total costs and expenses	233,632	229,478	+ 1.8

Operating income	223,198	232,545	- 4.0
Interest, net	11,215	18,604	- 39.7

Earnings from continuing operations before income taxes	211,983	213,941	- 0.9

Income taxes	79,749	80,563	- 1.0

Earnings from continuing operations	132,234	133,378	- 0.9

Loss from discontinued operations (including income tax effect)	—	(326)	—

Net earnings	$132,234	$133,052	- 0.6

Net earnings per basic share:
Earnings from continuing operations	$.81	$.81	—
Loss from discontinued operations	—	—	—
Net earnings per basic share	$.81	$.81	—

Net earnings per diluted share:
Earnings from continuing operations	$.80	$.80	—
Loss from discontinued operations	—	—	—
Net earnings per diluted share	$.80	$.80	—

Dividends per share	$.55	$.52	+ 5.8

Average number of shares:
Basic	163,749	165,024
Diluted	165,073	166,368

UST Inc.
CONSOLIDATED SALES AND EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	Nine months ended Sept. 30,
	2005	2004	% Change
Net sales	$1,377,473	$1,359,992	+ 1.3

Costs and expenses
Cost of products sold	320,941	296,599	+ 8.2
Selling, advertising and administrative	392,119	375,498	+ 4.4
Antitrust litigation	12,529	—	—

Total costs and expenses	725,589	672,097	+ 8.0

Operating income	651,884	687,895	- 5.2
Interest, net	39,583	57,561	- 31.2

Earnings from continuing operations before income taxes	612,301	630,334	- 2.9
Income taxes	221,710	220,485	+ 0.6

Earnings from continuing operations	390,591	409,849	- 4.7

Loss from discontinued operations (including income tax effect)	—	(7,215)	—

Net earnings	$390,591	$402,634	- 3.0

Net earnings per basic share:
Earnings from continuing operations	$2.38	$2.48	- 4.0
Loss from discontinued operations	—	(.04)	—
Net earnings per basic share	$2.38	$2.44	- 2.5

Net earnings per diluted share:
Earnings from continuing operations	$2.35	$2.46	- 4.5
Loss from discontinued operations	—	(.04)	—
Net earnings per diluted share	$2.35	$2.42	- 2.9

Dividends per share	$1.65	$1.56	+ 5.8

Average number of shares:
Basic	164,359	165,243
Diluted	166,093	166,568

UST Inc.
CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(Dollars in thousands, except per share data)

	September 30, 2005	December 31, 2004
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$161,419	$450,202
Short-term investments	50,000	60,000
Accounts receivable	49,650	41,462
Inventories:
Leaf tobacco	177,777	205,646
Products in process	167,213	208,935
Finished goods	171,407	134,662
Other materials and supplies	19,043	17,917

Total inventories	535,440	567,160
Deferred income taxes	23,960	29,597
Assets held for sale	17,030	—
Prepaid expenses and other current assets	25,692	24,712

Total current assets	863,191	1,173,133
Property, plant and equipment, net	419,519	421,848
Other assets	54,636	64,502

Total assets	$1,337,346	$1,659,483

Liabilities and Stockholders’ Equity:
Current liabilities:
Current portion of long-term debt	$—	$300,000
Accounts payable and accrued expenses	181,661	226,281
Income taxes payable	40,716	66,003
Litigation liability	18,494	26,589

Total current liabilities	240,871	618,873
Long-term debt	840,000	840,000
Postretirement benefits other than pensions	86,197	81,874
Pensions	100,954	95,052
Deferred income taxes	—	9,645
Other liabilities	3,527	4,474

Total liabilities	1,271,549	1,649,918
Stockholders’ equity:
Capital stock(1)	103,686	105,777
Additional paid-in capital	940,551	885,049
Retained earnings	443,273	492,800
Accumulated other comprehensive loss	(17,937)	(19,911)

	1,469,573	1,463,715
Less treasury stock - 43,802,578 shares in 2005 and 46,948,011 shares in 2004	1,403,776	1,454,150

Total stockholders’ equity	65,797	9,565
Total liabilities and stockholders’ equity	$1,337,346	$1,659,483

(1) Common Stock par value $.50 per share: Authorized — 600 million shares; Issued — 207,372,425 shares in 2005 and 211,554,946 shares in 2004. Preferred Stock par value $.10 per share: Authorized — 10 million shares; Issued — None.
NOTE: Certain prior year amounts have been reclassified to conform to the 2005 presentation.

UST Inc.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2005	2004
Operating Activities:
Net earnings	$390,591	$402,634
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	32,954	31,303
Stock-based compensation expense	4,043	884
Loss on disposition of property, plant and equipment	2,629	1,303
Deferred income taxes	(6,700)	75,363
Changes in operating assets and liabilities:
Accounts receivable	(8,188)	30,543
Inventories	31,720	20,675
Prepaid expenses and other assets	9,671	1,732
Accounts payable, accrued expenses, pensions and other liabilities	(33,016)	(2,608)
Tax benefits from the exercise of stock options	15,649	10,104
Income taxes	(25,287)	51,748
Litigation liability	(8,095)	(208,909)

Net cash provided by operating activities	405,971	414,772

Investing Activities:
Short-term investments, net	10,000	(65,000)
Purchases of property, plant and equipment	(52,623)	(37,655)
Dispositions of property, plant and equipment	3,183	263

Net cash used in investing activities	(39,440)	(102,392)

Financing Activities:
Repayment of debt	(300,000)	—
Proceeds from the issuance of stock	66,382	77,164
Dividends paid	(271,647)	(258,142)
Stock repurchased	(150,049)	(112,432)

Net cash used in financing activities	(655,314)	(293,410)

(Decrease) increase in cash and cash equivalents	(288,783)	18,970
Cash and cash equivalents at beginning of year	450,202	433,040

Cash and cash equivalents at end of the period	$161,419	$452,010

NOTE: Certain prior year amounts have been reclassified to conform to the 2005 presentation.

UST Inc.
SUPPLEMENTAL SCHEDULE
(Unaudited)

	Third Quarter			Nine Months Ended Sept. 30,
Consolidated Results	2005	2004	%	2005	2004	%
Net Sales (mil)	$456.8	$462.0	-1.1%	$1,377.5	$1,360.0	1.3%
Operating Income (mil)	$223.2	$232.5	-4.0%	$651.9	$687.9	-5.2%
Net Earnings (mil)	$132.2	$133.1	-0.6%	$390.6	$402.6	-3.0%
Diluted EPS	$.80	$.80	—	$2.35	$2.42	-2.9%

Smokeless Tobacco
Net Sales (mil)	$383.4	$396.4	-3.3%	$1,173.1	$1,182.8	-0.8%
Operating Profit (mil)	$216.5	$229.5	-5.7%	$636.1	$681.2	-6.6%

MST Net Can Sales
Premium (mil)	134.5	143.5	-6.2%	409.2	429.3	-4.7%
Price Value (mil)	21.8	17.7	22.7%	62.7	53.3	17.7%
Total (mil)	156.3	161.2	-3.1%	471.9	482.6	-2.2%

Wine
Net Sales (mil)	$63.2	$56.8	11.2%	$173.5	$150.4	15.4%
Operating Profit (mil)	$9.5	$6.2	54.8%	$24.6	$18.2	34.6%
Premium Case Sales (thou)	1,034	908	13.9%	2,872	2,484	15.6%

	Volume %		Point
	Chg. vs.		Chg. vs.
RAD-SVT 26 wks ended 9/03/05(1)	YAGO	Share	YAGO
Total Category	4.3%
Total Premium Segment	-5.2%	62.3%	-6.3 pts
Total Value Segments	25.3%	37.5%	6.3 pts
USSTC Share of Total Category	-1.6%	65.5%	-4.0 pts
USSTC Share of Premium	-4.6%	89.9%	0.5 pts
USSTC Share of Value Segments	20.9%	25.2%	-0.9 pts
(1) RAD-SVT – Retail Activity Data Share & Volume Tracking System. RAD-SVT information is being provided as an indication of current domestic moist smokeless tobacco industry trends from wholesale to retail and is not intended as a basis for measuring the company’s financial performance. This information can vary significantly from the company’s actual results due to the fact that the company reports net shipments to wholesale, while RAD-SVT measures shipments from wholesale to retail, the difference in time periods measured, as well as new product introductions and promotions.